SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 4, 2016

CITIZENS COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

001-33003	20-5120010
(Commission File Number)	(I.R.S. Employer I.D. Number)

2174 EastRidge Center, Eau Claire, Wisconsin	54701
(Address of Principal Executive Offices)	(Zip Code)

715-836-9994
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On September 30, 2016, Citizens Community Bancorp, Inc. (the “Company”) entered into an Amended and Restated Loan Agreement with First Tennessee Bank, National Association (“FTB”) whereby FTB extended a $3 million revolving line of credit to the Company for the purpose of financing its previously announced stock repurchase program (the “Loan Agreement”). Under the stock repurchase program, the Company may repurchase up to 525,200 shares of its common stock, or approximately 10% of its current outstanding shares, from time to time through October 1, 2017.

The Loan Agreement amends and restates the loan agreement entered into by and between the Company and FTB dated May 16, 2016 for a term loan in the amount of $11 million which was entered into to finance the merger of Community Bank of Northern Wisconsin with and into Citizens Community Federal National Association (the "Bank") a wholly-owned subsidiary of the Company.

The Loan Agreement provides for a floating interest rate and matures on September 30, 2017. Furthermore, in connection with the Loan Agreement, 100% of the common stock of the Bank, is pledged as collateral under the Loan Agreement.

Section 2 – Financial Information

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03. As of the date of this Current Report on Form 8-K, there are no amounts outstanding under the Loan Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS COMMUNITY BANCORP, INC.

Date: October 4, 2016	By:	/s/ Mark C. Oldenberg
Mark C. Oldenberg
Chief Financial Officer